Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-127114) pertaining to Bluegreen Corporation’s 2005 Stock Incentive Plan,

2)	Registration Statement (Form S-8 No. 033-61687) pertaining to Bluegreen Corporation’s 1988 Outside Directors Stock Option Plan and 1995 Stock Incentive Plan,

3)	Registration Statement (Form S-8 No. 333-64659) pertaining to Bluegreen Corporation's 1998 Non-Employee Director Stock Option Plan and 1995 Stock Incentive Plan, as amended,

4)	Registration Statements (Forms S-8 Nos. 333-151121 and 333-163768) pertaining to Bluegreen Corporation’s 2008 Stock Incentive Plan, as amended, and

5)	Registration Statement (Form S-3 No. 333-156190) pertaining to an indeterminate number of shares of common stock, par value $0.01 per share, an indeterminate number of shares of preferred stock, par value $0.01 per share, an indeterminate number of principal amount of debt securities and an indeterminate number of subscription rights to purchase shares of common stock or other securities for an aggregate initial offering price not to exceed $100,000,000 of our report dated March 31, 2011 (except for Notes 1, 7, 8, 13, 15, and 16, as to which the date is December 16, 2011), with respect to the consolidated financial statements of Bluegreen Corporation as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP
Certified Public Accountants

Boca Raton, Florida
December 16, 2011